ALR Technologies SG Pte. Ltd ("ALRT") and Diabetes Singapore Execute a Memorandum of Understanding to Form a Collaboration

The program will expand the availability of the ALRT Diabetes Solution to Singapore Residents

(August 31, 2020, Singapore) ALR Technologies Inc. ("ALRT") (OTCQB: ALRT), is pleased to announce that its wholly owned subsidiary ALR Technologies SG Pte. Ltd has executed a Memorandum of Understanding (MOU) with Diabetes Singapore, a full member in the International Diabetes Federation (IDF). The MOU outlines a collaboration between the two parties to raise the diabetes management standard in Singapore.

The collaboration intends to develop a diabetes management program for the current and prospective members of Diabetes Singapore. The ALRT Diabetes Solution (the "Solution") will be the bedrock of this program. The Solution is a unique diabetes management platform that leverages blood glucose testing data to give healthcare providers a window into their patients' level of control between clinic visits. The Solution also provides suggestions for therapy advancement that are derived from evidence-based clinical guidelines. All the requisite hardware (glucose meter, test strips, lancets, and lancing device) is provided at no additional cost. ALRT will donate part of the proceeds to Diabetes Singapore.

Benefits of the ALRT Diabetes Solution for Diabetes Singapore:

1. Members of Diabetes Singapore will enjoy a special price for the ALRT Diabetes Solution.
2. The Solution will process and analyze blood glucose data to assist Diabetes Singapore nurse educators in their coordination of care for members.
3. Diabetes Singapore will receive matching funds for donations from this collaboration to enhance coordination of care and counselling for their members.
4. Diabetes Singapore also will use donated and matching funds to give subsidies to patients who require financial assistance.

"We are thrilled to work with Diabetes Singapore to contain the rampant diabetes onslaught with next-generation technology to flatten the curve," commented Sidney Chan, Chief Executive Officer of ALRT. "Singapore's position as a center of influence in the massive Western Pacific markets will showcase the impact that the Solution will have in improving patients' outcomes and lifestyles while containing overall healthcare costs for other organizations and governments in the region."

Mr. Satyaprakash Tiwari, Executive Director, Diabetes Singapore added, "ALRT brings a new dimension to Singapore's war against diabetes, namely the electronic front - to add reliability and resilience in the management of patient data."

According to the International Diabetes Federation, 463 million people in the world have diabetes, including 163 million people in the Western Pacific region. In Singapore, with a

population of 5.8 million, it was estimated in 2014 that 14.2% of the population had diabetes, thus making it one of the most prevalent diseases in the world on a per capita basis.

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About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide prescribers support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies Inc. can be found at www.alrt.com.

About Diabetes Singapore

Diabetes Singapore was founded by Dr. Frederick Tan on 25 September 1971 and is a non-profit organisation whose patron is the Singapore Minister for Health. Diabetes Singapore is also a full member in the International Diabetes Federation, Western Pacific Region. The mission of the Society is to raise awareness and to provide education, counselling, and support to people with diabetes, their families, and the community to empower them to lead a healthy and productive life. More information about Diabetes Singapore can be found at https://www.diabetes.org.sg/.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com